UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (“FRBK” or the “Company”).

On May 2, 2022, Driver Opportunity Partners I LP (“Driver Opportunity”) filed a complaint against FRBK seeking to compel FRBK to hold its 2022 annual meeting of shareholders (the “2022 Annual Meeting”) on May 10, 2022. Among other things, Driver Opportunity has alleged (i) that the FRBK board of directors (the “Board”) has sole and exclusive authority to set the date for the 2022 Annual Meeting, (ii) that the Board had set May 10, 2022 as the date for the 2022 Annual Meeting, as evidenced by, among other things, information provided to Broadridge Financial Services, Inc. (“Broadridge”), (iii) that once set for May 10, 2022, the Board has not changed the date of the 2022 Annual Meeting, (iv) that any claims by FRBK management that it “expects” the 2022 Annual Meeting “will be delayed” are ultra vires and cannot operate to usurp or interfere with the Board’s sole and exclusive authority to determine the date of the 2022 Annual Meeting and (v) whether or not FRBK is able to file and/or distribute a proxy statement to FRBK shareholders is immaterial as to the question of whether the 2022 Annual Meeting must be held on May 10, 2022.

On May 4, 2022, Driver Opportunity was notified by Broadridge that FRBK’s management had notified Broadridge that the 2022 Annual Meeting would not take place on May 10, 2022 and was being postponed indefinitely. Driver Opportunity does not believe that FRBK’s management has the authority to either postpone or change the date of the 2022 Annual Meeting; that is the exclusive province of the Board. Absent any statement by the Board that it had authorized FRBK management to contact Broadridge to postpone the 2022 Annual Meeting, Driver Opportunity can only assume, consistent with the allegations made in its May 2 complaint, that FRBK’s management is continuing to commit ultra vires actions in an attempt to usurp the Board’s sole and exclusive authority to set the date of the 2022 Annual Meeting.

The litigation brought by Driver Opportunity was filed in the United States District Court for the Eastern District of Pennsylvania and is captioned Driver Opportunity Partners I, LP v. Republic First Bancorp, Inc., Civ. No. 22-1694.

Set forth below is a letter sent May 4, 2022 by counsel for Driver Opportunity to the court in the above captioned litigation regarding the notification given Broadridge by FRBK’s Management.

May 4, 2022

VIA CM/ECF
Honorable Paul S. Diamond
United States District Court for the
Eastern District of Pennsylvania
14614 U.S. Courthouse
601 Market Street
Philadelphia, PA 19106
Courtroom 14-A

Re:	Driver Opportunity Partners I, LP v. Republic First Bancorp, Inc., 2:22-cv-01694-PD (E.D. Pa.)

Dear Judge Diamond,

This Firm represents Plaintiff Driver Opportunity Partners I, LP (“Plaintiff” or “Driver”) in the above-captioned case. We write to supplement the record relating to Plaintiff’s Motion for a Temporary Restraining Order and Preliminary Injunction (“Motion”) in light of new information learned this morning relating to Defendant Republic First Bancorp, Inc.’s (“Defendant” or “Republic First”) management’s ultra vires action in suspending – indefinitely – the annual meeting of the shareholders, which has been set by the Republic First’s board of directors (“Board”) to occur on May 10, 2022.

Specifically, we learned this morning that Republic First’s management has notified its annual shareholder meeting and election coordinator, Broadridge Financial Solutions, Inc., that the annual meeting of the shareholders “is not taking place” on May 10, 2022 and “is being postponed indefinitely.” See May 4, 2022 10:12:04 AM email from J. Ferguson to A. Cooper, a true and correct copy of which is attached as Exhibit 1. Broadridge then notified Plaintiff’s proxy solicitor, Saratoga Proxy. Id.

As explained further in Plaintiff’s Motion, see Motion at 13–14, Republic First’s bylaws clearly require that the annual meeting of the shareholders “shall be held” on the date fixed by the Board—not management. Indeed, there is no bylaw provision authorizing management to set the annual meeting on a date not approved by the Board; and there is no provision authorizing any committee or subset of directors to act on their own to set, cancel, or “postpone indefinitely” an annual meeting of the shareholders. The Board has set the annual meeting of shareholders for May 10, 2022 and the record date for that meeting for April 1, 2022. Management has no role to play in that decision, but to implement it.

Accordingly, today’s unilateral efforts by management to “postpone indefinitely” the May 10 meeting absent action from the Board is an ultra vires act under Pennsylvania law, 15 Pa. C.S.A § 1503, and an invalid corporate act under 15 Pa. C.S.A. § 1793. With a publicly announced deadlocked board and management continuing to act in an ultra vires manner, it is of paramount importance that Republic First management be enjoined from continuing to usurp the Board’s authority and deprive the shareholders of their right to meet and elect directors of their choosing. For those reasons and the reasons articulated in its Motion, Plaintiff respectfully requests that this Court enter the temporary restraining order and preliminary injunctive relief requested.

Respectfully yours,

/s/ Thomas V. Ayala

Thomas V. Ayala

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